EXHIBIT 99.1

10753 Macatawa Drive Holland, Michigan 49424
NEWS RELEASE
NASDAQ STOCK MARKET FOR RELEASE: DATE:	MCBC Immediate April 26, 2012

Macatawa Bank Corporation Reports First Quarter Results

Holland, Michigan, April 26, 2012 - Macatawa Bank Corporation (Nasdaq: MCBC) today announced its results for the first quarter of 2012, again showing continued improvement in key operating metrics and capital ratios.
•	$4.5 million in earnings in the first quarter reaching their highest level since the second quarter of 2007
•	Regulatory Consent Order was removed effective March 2, 2012
•	Large recoveries on previously charged-off loans positively impacted earnings
•	Regulatory capital ratios at their highest levels in twelve years, with the Bank categorized as "well capitalized" as of March 31, 2012
•	Continued improvement in asset quality metrics, with non-performing loans at their lowest level since the first quarter of 2007
•	Coverage of allowance for loan losses to non-performing loans well above 1-to-1 at 125.36%
•	Earnings continue to be negatively impacted by high costs associated with non-performing assets. Non-performing assets decreased during the first quarter but remained at elevated levels

Macatawa reported net income available to common shares of $4.5 million, or $0.17 per diluted share, in the first quarter 2012 compared to net income of $1.3 million, or $0.07 per diluted share, for the first quarter 2011.

"The Company's first quarter results were strong. Significant achievements were met, which reflect the disciplined approach to running our business that we implemented over the past few years," said Richard L. Postma, Chairman of the Board of the Company. "As reported previously, our improved financial condition, the execution of our business plan and cooperation with our regulators resulted in the termination of our regulatory Consent Order effective March 2, 2012. As a result of the termination of the Consent Order, the Bank was categorized as "well capitalized" as of March 31, 2012 and is expected to save approximately $1.2 million annually in FDIC insurance costs. In addition, our ongoing and assertive loan collection efforts yielded significant recoveries on previously charged-off loans in this first quarter. As a result, we had net recoveries of $1.4 million for the quarter compared to net charge-offs of $3.6 million for the same period in 2011, an improvement of $5 million. All key metrics improved during the first quarter of 2012, including capital ratios, liquidity measures and asset quality metrics."

Mr. Postma concluded: "We have had a good start to 2012. However, while we made good progress in the first quarter, we must reduce our level of non-performing assets to acceptable levels. Until we do so, earnings will be held down by the ongoing costs associated with these assets. Further, our recoveries on previously charged-off loans were unusually high in this first quarter and may not recur at this level in future quarters. Nevertheless, these are very positive results that the entire Bank is building from in the future for 2012 and beyond."

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Macatawa Bank Corporation 1Q Results / page 2 of 4

Operating Results

Net interest income for the first quarter 2012 totaled $11.3 million, a decrease of $138,000 from the fourth quarter 2011 and a decrease of $317,000 from the first quarter 2011, due primarily to a reduction in our earning assets. Net interest margin was 3.32 percent, up 4 basis points from 3.28 percent on a consecutive quarter basis, and up 10 basis points from 3.22 percent for the first quarter 2011. The margin increase from the fourth quarter 2011 and first quarter 2011 was due primarily to increased interest income from our investments as we continue to build our investment portfolio.

Average interest earning assets for the first quarter 2012 decreased $20.9 million from the fourth quarter 2011 and were down $87.4 million from the first quarter 2011, negatively impacting net interest income. The decreases in assets reflected the Bank's continued focus on reduction in credit exposure within certain segments of its loan portfolio.

Non-interest income remained consistent at $3.7 million for the first quarter 2012, fourth quarter 2011 and first quarter 2011.

Non-interest expense was $14.1 million for the first quarter 2012, compared to $14.0 million for the fourth quarter 2011 and $15.4 million for the first quarter 2011. The largest fluctuations in non-interest expense related to costs associated with the administration and disposition of problem loans and non-performing assets, which were up $118,000 compared to the fourth quarter 2011 and down $1.4 million compared to the first quarter 2011. FDIC insurance assessments declined $102,000 compared to the fourth quarter 2011 due to the termination of the Bank's Consent Order and were $268,000 lower than the first quarter 2011 due to the reduction in total assets of the Bank, changes to the FDIC assessment methodology and the termination of the Consent Order.

Asset Quality

As a result of the high loan recoveries collected in the first quarter of 2012, along with the continued decline in charge-offs, consistent improvements in nonperforming loans and past due loans over the past several quarters, and continued shrinkage of the loan portfolio, a negative provision for loan losses of $3.6 million was recorded in the first quarter 2012. Net recoveries for the first quarter 2012 were $1.4 million, compared to fourth quarter 2011 net charge-offs of $3.2 million and first quarter 2011 net charge-offs of $3.6 million. Total loans past due on payments by 30 days or more amounted to $8.9 million at March 31, 2012, down from $13.1 million at December 31, 2011 and $41.2 million at March 31, 2011.

The allowance for loan losses of $29.5 million was 2.78 percent of total loans at March 31, 2012, compared to 2.95 percent of total loans at December 31, 2011, and 3.67 percent of total loans at March 31, 2011. While this overall loan coverage ratio declined, the more important coverage ratio of allowance for loan losses to nonperforming loans continued to significantly improve, well exceeding 1-to-1 coverage at 125.36 percent at March 31, 2012, compared to 109.31 percent at December 31, 2011, and 75.48 percent at March 31, 2011. This ratio was at its highest level since March 2007.

At March 31, 2012, the Company's non-performing loans were $23.5 million, representing 2.22 percent of total loans, the lowest level since the second quarter of 2007. This compares to $28.9 million (2.70 percent of total loans) at December 31, 2011, and $56.1 million (4.86 percent of total loans) at March 31, 2011. Other real estate owned decreased slightly to $66.2 million compared to $66.4 million at December 31, 2011 and increased $1.2 million from $65.0 million at March 31, 2011. These balances have increased as our problem loans have migrated through the normal collection process. However, total nonperforming assets have decreased by $31.4 million, over 25 percent, from March 31, 2011 to March 31, 2012.

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Macatawa Bank Corporation 1Q Results / page 3 of 4

A break-down of non-performing loans is shown in the table below.
Dollars in 000s	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Commercial Real Estate	$12,357	$16,940	$23,107	$33,715	$43,039
Commercial and Industrial	9,188	9,560	9,875	4,814	11,180
Total Commercial Loans	21,545	26,500	32,982	38,529	54,219
Residential Mortgage Loans	1,503	1,888	1,373	1,091	389
Consumer Loans	446	558	671	825	1,489
Total Non-Performing Loans	$23,494	$28,946	$35,026	$40,445	$56,097
Residential Developer Loans (a)	$8,172	$8,513	$13,289	$16,070	$20,715

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate

Total non-performing assets were $89.7 million, or 5.97 percent of total assets, at March 31, 2012. A break-down of non-performing assets is shown in the table below.
Dollars in 000s	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Non-Performing Loans	$23,494	$28,946	$35,026	$40,445	$56,097
Other Repossessed Assets	9	0	26	6	22
Other Real Estate Owned	66,236	66,438	66,484	65,432	64,992
Total Non-Performing Assets	$89,739	$95,384	$101,536	$105,883	$121,111

Balance Sheet, Liquidity and Capital

Total assets were $1,503.0 million at March 31, 2012, a decrease of $4.7 million from $1,507.7 million at December 31, 2011. Total loans were $1,059.9 million at March 31, 2012, down $11.0 million from $1,070.9 million at December 31, 2011.

Commercial loans decreased by $22.2 million during the quarter, partially offset by increases of $11.1 million in our residential mortgage and consumer loan portfolios. The commercial real estate portfolio was reduced by $23.9 million during the quarter as the Company continued its efforts to reduce exposure in these segments. Commercial and industrial loans increased by $1.7 million.

The composition of the commercial loan portfolio is shown in the table below:
Dollars in 000s	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Construction and Development	$101,355	$90,191	$111,244	$115,783	$121,147
Other Commercial Real Estate	443,023	478,076	486,708	489,138	504,600
Commercial Loans Secured by Real Estate	544,378	568,267	597,952	604,921	625,747
Commercial and Industrial	228,768	227,051	221,619	231,670	260,669
Total Commercial Loans	$773,146	$795,318	$819,571	$836,591	$886,416
Residential Developer Loans (a)	$61,200	$66,331	$76,772	$83,612	$91,626

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate

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Macatawa Bank Corporation 1Q Results / page 4 of 4

Total deposits were stable at $1,214.5 million at March 31, 2012, down $818,000 from $1,215.3 million at December 31, 2011, as the Bank continues to be successful at attracting and retaining core deposit customers. Customer deposit accounts remain fully insured to the highest levels available under FDIC deposit insurance.

The Bank's capital ratios continued to improve in the first quarter 2012. At March 31, 2012, all of the regulatory capital ratios for Macatawa Bank were maintained at levels comfortably above those required to be categorized as "well capitalized" under applicable regulatory capital guidelines. Further, the Bank's regulatory capital ratios at March 31, 2012 were at their highest levels since December 31, 1999. The Bank was categorized as "well capitalized" at March 31, 2012.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing, business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as "will," "expect," "approximately," "ongoing," "until," "future," "beyond" and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our credit quality metrics, future levels of profitability, future levels of recoveries on previously charged-off loans and our ability to reduce our level of non-performing assets. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including goodwill, mortgage servicing rights and deferred tax assets) and other-real-estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other-real-estate owned at its carrying value or at all, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2011. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)
	Quarter Ended March 31
EARNINGS SUMMARY	2012	2011
Total interest income	$14,099	$15,853
Total interest expense	2,818	4,255
Net interest income	11,281	11,598
Provision for loan loss	(3,600)	(1,450)
Net interest income after provision for loan loss	14,881	13,048

NON-INTEREST INCOME
Deposit service charges	795	949
Net gains on mortgage loans	471	435
Trust fees	609	651
Other	1,836	1,644
Total non-interest income	3,711	3,679

NON-INTEREST EXPENSE
Salaries and benefits	5,720	5,347
Occupancy	971	1,011
Furniture and equipment	828	817
FDIC assessment	710	978
Administration and disposition of problem assets	3,058	4,434
Other	2,820	2,849
Total non-interest expense	14,107	15,436
Income (loss) before income tax	4,485	1,291
Income tax expense (benefit)	-	-

Net income (loss)	$4,485	$1,291
Dividends declared on preferred shares	-	-
Net income (loss) available to common shares	$4,485	$1,291

Basic earnings per common share	$0.17	$0.07
Diluted earnings per common share	$0.17	$0.07
Return on average assets	1.20%	0.33%
Return on average equity	18.78%	7.49%
Net interest margin	3.32%	3.22%
Efficiency ratio	94.10%	101.04%

BALANCE SHEET DATA	March 31	December 31	March 31
Assets	2012	2011	2011
Cash and due from banks	$22,278	$30,971	$24,265
Federal funds sold and other short-term investments	184,362	212,071	238,362
Securities available for sale	88,745	54,746	12,660
Securities held to maturity	300	300	-
Federal Home Loan Bank Stock	11,236	11,236	11,932
Loans held for sale	8,562	1,026	942
Total loans	1,059,935	1,070,975	1,153,992
Less allowance for loan loss	29,451	31,641	42,343
Net loans	1,030,484	1,039,334	1,111,649
Premises and equipment, net	54,819	55,358	56,410
Acquisition intangibles	-	64	255
Bank-owned life insurance	26,180	25,957	25,229
Other real estate owned	66,236	66,438	64,992
Other assets	9,792	10,166	10,539
Total Assets	$1,502,994	$1,507,667	$1,557,235

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$300,617	$324,253	$282,050
Interest-bearing deposits	913,854	891,036	982,615
Total deposits	1,214,471	1,215,289	1,264,665
Other borrowed funds	137,489	148,603	174,270
Surbordinated debt	1,650	1,650	1,650
Long-term debt	41,238	41,238	41,238
Other liabilities	9,259	6,461	6,259
Total Liabilities	1,404,107	1,413,241	1,488,082

Shareholders' equity	98,887	94,426	69,153

Total Liabilities and Shareholders' Equity	$1,502,994	$1,507,667	$1,557,235

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)
	Quarterly
	1st Qtr 2012	4th Qtr 2011	3rd Qtr 2011	2nd Qtr 2011	1st Qtr 2011
EARNINGS SUMMARY
Net interest income	$11,281	$11,419	$11,501	$11,782	$11,598
Provision for loan loss	(3,600)	-	(1,250)	(2,000)	(1,450)
Total non-interest income	3,711	3,670	3,927	3,616	3,679
Total non-interest expense	14,107	14,004	15,626	14,997	15,436
Federal income tax expense (benefit)	-	-	-	-	-
Net income (loss)	4,485	1,085	1,052	2,401	1,291
Dividends declared on preferred shares	-	-	-	-	-
Net income (loss) available to common shares	$4,485	$1,085	$1,052	$2,401	$1,291

Basic earnings per common share	$0.17	$0.04	$0.04	$0.13	$0.07
Diluted earnings per common share	$0.17	$0.04	$0.04	$0.13	$0.07

MARKET DATA
Book value per common share	$2.43	$2.26	$2.22	$2.18	$2.04
Tangible book value per common share	$2.43	$2.26	$2.22	$2.17	$2.02
Market value per common share	$3.47	$2.28	$2.70	$2.77	$2.48
Average basic common shares	27,082,825	27,082,834	27,082,823	18,964,150	17,679,621
Average diluted common shares	27,082,825	27,082,834	27,082,823	18,964,150	17,679,621
Period end common shares	27,082,825	27,082,823	27,082,823	27,083,823	17,679,621

PERFORMANCE RATIOS
Return on average assets	1.20%	0.29%	0.27%	0.63%	0.33%
Return on average equity	18.78%	4.61%	4.52%	13.24%	7.49%
Net interest margin (fully taxable equivalent)	3.32%	3.28%	3.25%	3.39%	3.22%
Efficiency ratio	94.10%	92.81%	101.28%	97.40%	101.04%
Full-time equivalent employees (period end)	382	392	396	402	385

ASSET QUALITY
Gross charge-offs	$3,497	$4,196	$3,693	$4,430	$4,132
Net charge-offs	$(1,410)	$3,201	$1,385	$2,866	$3,633
Net charge-offs to average loans (annualized)	-0.53%	1.19%	0.51%	1.01%	1.23%
Nonperforming loans	$23,494	$28,946	$35,026	$40,445	$56,097
Other real estate and repossessed assets	$66,245	$66,438	$66,510	$65,438	$65,014
Nonperforming loans to total loans	2.22%	2.70%	3.24%	3.68%	4.86%
Nonperforming assets to total assets	5.97%	6.33%	6.70%	6.97%	7.78%
Allowance for loan loss	$29,451	$31,641	$34,842	$37,477	$42,343
Allowance for loan loss to total loans	2.78%	2.95%	3.22%	3.41%	3.67%
Allowance for loan loss to nonperforming loans	125.36%	109.31%	99.47%	92.66%	75.48%

CAPITAL & LIQUIDITY
Average equity to average assets	6.38%	6.21%	6.08%	4.80%	4.40%
Tier 1 capital to average assets (Consolidated)	8.75%	8.25%	8.07%	8.06%	5.84%
Total capital to risk-weighted assets (Consolidated)	13.66%	13.15%	12.92%	12.71%	10.34%
Tier 1 capital to average assets (Bank)	8.87%	8.43%	8.23%	8.22%	7.11%
Total capital to risk-weighted assets (Bank)	13.02%	12.46%	12.19%	11.94%	10.42%

END OF PERIOD BALANCES
Total portfolio loans	$1,059,935	$1,070,975	$1,082,512	$1,099,176	$1,153,992
Earning assets	1,349,078	1,349,556	1,371,062	1,378,064	1,417,783
Total assets	1,502,994	1,507,667	1,516,101	1,518,632	1,557,235
Deposits	1,214,471	1,215,289	1,200,558	1,202,556	1,264,665
Total shareholders' equity	98,887	94,426	93,329	92,153	69,153

AVERAGE BALANCES
Total portfolio loans	$1,064,158	$1,074,574	$1,087,849	$1,139,049	$1,183,517
Earning assets	1,350,282	1,371,149	1,388,236	1,375,513	1,437,638
Total assets	1,498,015	1,515,570	1,531,695	1,513,507	1,565,782
Deposits	1,205,283	1,201,848	1,215,138	1,217,254	1,263,115
Total shareholders' equity	95,524	94,164	93,090	72,553	68,924